Exhibit 99.1

Trinity Capital Inc. Announces Closing of Public Offering of $75

Million of its 4.25% Notes Due 2026

PHOENIX, December 15, 2021 /PRNewswire/ -- Trinity Capital Inc. (Nasdaq: TRIN) (“Trinity”), an internally managed business development company, today announced that it closed its public offering of $75 million in aggregate principal amount of 4.25% Notes due 2026. The notes will mature on December 15, 2026 and may be redeemed in whole or in part at Trinity’s option at any time at par plus a “make-whole” premium, if applicable.

Trinity received net proceeds from the offering of approximately $73.2 million, after deducting underwriting discounts and commissions and estimated offering expenses, which it intends to use to pay down a portion of its existing indebtedness outstanding under its credit agreement with KeyBank, National Association, to make investments in accordance with its investment objective and investment strategy and for general corporate purposes.

Keefe, Bruyette & Woods, Inc. acted as the sole book-running manager for this offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Trinity Capital Inc.

Trinity (Nasdaq: TRIN), an internally managed specialty lending company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, is a leading provider of debt, including loans and equipment financing, to growth stage companies, including venture-backed companies and companies with institutional equity investors. Trinity’s investment objective is to generate current income and, to a lesser extent, capital appreciation through investments consisting primarily of term loans and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic on the economy, financial markets, our business, our portfolio companies and our industry. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Trinity undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact

Vibhor Garg
Director, Marketing

Trinity Capital Inc.

vgarg@trincapinvestment.com